Surrozen Reports Fourth Quarter and Full Year 2021 Financial Results

On Track to Initiate Phase 1 Clinical Trials in Healthy Volunteers

for SZN-1326 and SZN-043 in the Third Quarter of 2022

SOUTH SAN FRANCISCO, Calif., March 24, 2022 – Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a corporate update.

“Surrozen’s significant achievements in 2021 have prepared us to transition to a clinical-stage biotechnology company as we drive toward multiple key milestones in 2022,” said Craig Parker, President and Chief Executive Officer of Surrozen. “We are on track to advance our lead therapeutic candidates, SZN-1326 and SZN-043, into the clinic in the third quarter for the potential treatment of moderate to severe ulcerative colitis and severe alcoholic hepatitis, respectively. We have also accelerated and broadened our novel Wnt targeted antibody therapeutics discovery pipeline utilizing our SWAP and SWEETS technologies for several other serious diseases, including nominating a lead candidate in vascular-associated retinopathies.”

Fourth Quarter 2021 & Recent Highlights

Lead Product Candidates

SZN-1326 for Moderate to Severe Ulcerative Colitis and SZN-043 for Severe Alcoholic Hepatis

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SZN-1326 is the first development candidate designed using Surrozen’s SWAPTM technology and targets the Wnt-signaling pathway in the intestinal epithelium. In preclinical animal models of acute and chronic colitis, SZN-1326 has been shown to activate Wnt signaling in the diseased intestine, stimulate intestinal epithelial regeneration, reduce inflammation and reduce disease activity with no treatment related adverse effects observed in pharmacokinetic (PK) and toxicology evaluation in non-human primates (NHPs). Surrozen is initially developing SZN-1326 for moderate to severe ulcerative colitis in inflammatory bowel disease.
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SZN-043 is the first development candidate designed using Surrozen’s SWEETSTM technology. In multiple preclinical animal models of liver injury and fibrosis, SZN-043 has been shown to selectively activate Wnt signaling in the liver, stimulate transient hepatocyte proliferation, improve liver function and reduce fibrosis with no treatment-related adverse effects observed in PK and toxicology evaluation in NHPs. Surrozen is developing SZN-043 for severe liver diseases, initially focused on severe alcoholic hepatitis.
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Following recent completion of IND-enabling GLP tox studies, Surrozen expects to initiate Phase 1 clinical trials of both SZN-1326 and SZN-043 in healthy volunteers in the third quarter of 2022.
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The Phase 1 clinical studies were posted to the Australian New Zealand Clinical Trial Registry in March 2022. Click HERE for SZN-1326 posting and click HERE for SZN-043 posting.
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In 2021, the company presented a broad spectrum of key pre-clinical studies that support the lead candidates and our SWAP TM and SWEETS TM technologies. The data included results from multiple disease models and species and were presented through 26 posters and oral presentations at 5 major medical meetings in 2021.

Research Pipeline

SZN-413 for Vascular-associated Retinopathies, Including Wet AMD and Diabetic Retinopathy

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Surrozen recently nominated SZN-413, a Fzd4 bi-specific antibody, as a development candidate for the treatment of retinal vascular associated diseases including wet AMD and diabetic retinopathies.
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Fzd4 mediated Wnt signaling is known to play a critical role in retinal vascular integrity and function. Data with Fzd4 specific Surrozen Wnt modulating tool molecules has shown that selectively activating Wnt signaling can rescue a disease phenotype in a norrin knockout model. Recent data generated with SZN-413 in preclinical models of retinopathy demonstrated:
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Stimulated Wnt signaling in the retinal vascular endothelial cells
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Increased tight junction protein expression in retinal vascular endothelial cells

Lacrimal Gland

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Tear-producing glands rely on Wnt signaling for maintenance of function. Restoration of gland function through activation of Wnt signaling is a potential therapeutic approach to treat dry eye including dry eye associated with Sjogren’s Disease. Preclinical data demonstrated that Surrozen Wnt modulating molecules:
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Stimulated Wnt signaling in the lacrimal gland
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Increased tear production within 2 days in a mouse IL-1a lacrimal gland injury model

Lung

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Recent discoveries of Wnt responsive progenitor cells in the lung suggest a potential role for Wnt in diseases such as Idiopathic Pulmonary Fibrosis and COPD. Preclinical data demonstrated that Surrozen Wnt modulating molecules:
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Stimulated Wnt signaling in the lung
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Expands Alveolar AT2 cell organoids
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Reduced injury and improved fibrosis in an acute bleomycin mouse model

About Wnt Signaling

Wnt signaling plays key roles in the control of development, homeostasis, and regeneration of many essential organs and tissues, including liver, intestine, lung, kidney, retina, central nervous system, cochlea, bone and others. Modulation of Wnt signaling pathways has potential for treatment of degenerative diseases and tissue injuries. Surrozen’s platform and proprietary technologies have the potential to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy.

About Surrozen

Surrozen is a biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with potential application across multiple disease areas, including inflammatory bowel disease, hepatitis, eye diseases, hearing loss, lung and airway diseases, and certain neurological disorders. For more information, please visit surrozen.com.

Financial Results for the Fourth Quarter Ended December 31, 2021

Cash Position: Cash, cash equivalents and marketable securities were $123.5 million as of December 31, 2021, compared to $135.4 million as of September 30, 2021.

Research and Development Expenses: Research and development expenses for the three and twelve months ended December 31, 2021 were $10.9 million and $40.2 million, respectively, as compared to $8.7 million and $25.7 million, respectively, for the same periods of 2020. The increases were primarily due the increased external costs as we continue to invest in research and development activities related to SZN-1326 and SZN-043 and the increase in employee-related costs, including stock-based compensation expenses, as a result of a higher headcount in support of progressing our research and development programs towards the clinic. Research and development expenses include non-cash stock-based compensation expenses of $0.2 million and $0.7 million for the three and twelve months ended December 31, 2021, respectively, as compared to $0.1 million and $0.4 million, respectively, for the same periods in 2020.

Generaland Administrative Expenses:General and administrative expenses for the three and twelve months ended December 31, 2021 were $4.1 million and $14.2 million, respectively, as compared to $2.2 million and $7.1 million, respectively, for the same periods of 2020. The increases were primarily related to professional fees, consulting fees, insurance costs and employee-related expenses, including stock-based compensation expenses, supporting the growth in our operations and costs associated with being a public company. General and administrative expenses include non-cash stock-based compensation expenses of $0.5 million and $1.6 million for the three and twelve months ended December 31, 2021, respectively, as compared to $0.1 million and $0.2 million, respectively, for the same periods in 2020.

Other Expense, net: Other expense, net for the three and twelve months ended December 31, 2021 was $1,000 and $0.3 million, as compared to zero for the same periods of 2020. The increase was primarily related to the transaction costs incurred in connection with the business combination consummated in August 2021 that were allocated to the warrant liabilities assumed and the gain or loss on the change in fair value of warrant liabilities.

NetLoss: Net loss for the three and twelve months ended December 31, 2021 was $15.0 million and $54.6 million, respectively, as compared to $10.8 million and $32.7 million, respectively, for the same periods in 2020.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “continue,” “plan,” “potential,” “expect,” “advance,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-1326 and SXN-043, including anticipated clinical development timelines, and the potential for such product candidates to be used to treat human disease. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, and potential future drug candidates; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to advance SZN-1326, SZN-043, or other future product candidates into, and successfully complete, preclinical studies and clinical studies; the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases and natural disasters on Surrozen’s business; volatility in global economic, regulatory and market conditions, which may be adversely affected by the conflict between Russia and Ukraine; and those factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors” and other documents Surrozen has filed, or will file, with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Media Contact:

Ian Stone, Managing Director

CanaleComm

Tel.: (619) 518-3518

Email: ian.stone@canalecomm.com

Investor Contact:

Email: Investorinfo@surrozen.com

Surrozen, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
Operating expenses:
Research and development	$ 40,177	$ 25,684
General and administrative	14,214	7,123
Total operating expenses	54,391	32,807
Loss from operations	(54,391)	(32,807)
Interest income	72	91
Other expense, net	(329)	—
Net loss	$ (54,648)	$ (32,716)

Net loss per share attributable to common stockholders, basic and diluted	$ (2.21)	$ (2.05)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	24,689,339	15,972,348

Surrozen, Inc.

Consolidated Balance Sheet Data

(in thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$ 33,091	$ 34,982
Short-term marketable securities	68,760	14,200
Prepaid expenses and other current assets	3,338	1,042
Total current assets	105,189	50,224

Property and equipment, net	4,794	5,836
Operating lease right-of-use assets	4,582	5,556
Long-term marketable securities	21,655	—
Restricted cash	405	405
Other assets	549	39
Total assets	$ 137,174	$ 62,060

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,718	$ 1,776
Accrued and other liabilities	8,662	3,394
Lease liabilities, current portion	2,193	2,108
Total current liabilities	13,573	7,278

Lease liabilities, noncurrent portion	5,600	7,489
Warrant liabilities	8,301	—
Total liabilities	27,474	14,767

Stockholders’ equity:
Preferred stock	—	—
Common stock	4	2
Additional paid-in-capital	252,464	135,292
Accumulated other comprehensive loss	(119)	—
Accumulated deficit	(142,649)	(88,001)
Total stockholders’ equity	109,700	47,293
Total liabilities and stockholders’ equity	$ 137,174	$ 62,060